UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 9, 2005
I-FLOW CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-18338 (Commission File Number)	33-0121984 (IRS Employer Identification No.)
20202 Windrow Drive
Lake Forest, California 92630
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (949) 206-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
     On September 29, 2005, the United States Internal Revenue Service issued proposed regulations (collectively, the “409A Rules”) interpreting the deferred compensation rules under Section 409A of the Internal Revenue Code (the “Code”). Section 409A imposes a number of requirements that deferred compensation arrangements must satisfy in order to avoid current taxation of participants (and a possible 20% “additional tax” and interest charge).
     Upon the announcement of the 409A Rules, I-Flow Corporation (the “Company”) undertook a review of, among other matters, its current and historical compensation practices that could be implicated by the 409A Rules. Upon completing this review, the board of directors of the Company (the “Board”) took the actions described below.
A. Increase in Option Exercise Prices
     Previously Granted Options
     On November 9, 2005, the Board approved amendments to increase the exercise price of all unexercised out-of-the-money stock options, including those held by officers and directors of the Company, that: (i) were originally issued to option holders with an exercise price that was 15% below the fair market value of the common stock at the time of grant; and (ii) were not vested as of December 31, 2004. Effective as of November 9, 2005, subject to each option holder’s consent, the option exercise price of each outstanding out-of-the-money stock option will be increased to the fair market value of the Company’s common stock on the original date of grant.
     On the same day, the Board approved amendments to increase the exercise price of all unexercised in-the-money stock options (after giving effect to the increase in exercise price), including those held by officers and directors of the Company, that: (i) were originally issued to option holders with an exercise price that was 15% below the fair market value of the common stock at the time of grant; (ii) were not vested as of December 31, 2004; and (iii) remain unexercised as of December 31, 2005. Effective as of January 1, 2006, subject to each option holder’s consent, the option exercise price of each outstanding in-the-money stock option will be increased to the fair market value of the Company’s common stock on the original date of grant.
     In connection with increasing the exercise price of the options described above, option holders will be compensated for the increased exercise price of their outstanding options. With respect to stock options affected by the increase in the exercise price, upon the consent of each option holder, the Company will grant shares of Company common stock to each option holder such that the value of shares granted to the option holder (based on the closing price of the Company’s common stock on November 9, 2005) equals the value of the lost discount in exercise price, net of shares withheld to pay withholding taxes.

The Company expects to grant approximately 155,000 shares of common stock in this manner, which includes approximately 150,000 and 5,000 shares that will be granted in 2005 and 2006, respectively.
     Impact
     The Company expects to incur incremental stock-based compensation expense of approximately $3.3 million and $0.1 million during the quarters ending December 31, 2005 and March 31, 2006, respectively, as a result of the above-described increases in stock option exercise prices and the related issuance of compensatory stock grants.
B. Acceleration of Stock Option Vesting
     In addition to reviewing the 409A Rules, the Company reviewed the potential impact that Statement of Financial Accounting Standards No. 123R, Share-Based Payments (“SFAS 123R”), would have on the Company beginning in January 2006. After reviewing the potential impact of SFAS 123R and considering how best to compensate and motivate the Company’s officers, directors and employees, the Board approved the accelerated vesting of all currently outstanding, out-of-the-money, unvested stock options (including the repriced stock options discussed above to the extent such options are or will become out-of-the-money) (collectively, the “Options”). The Options were previously awarded to directors, officers and employees under the I-Flow Corporation Amended and Restated 2001 Equity Incentive Plan (the “2001 Plan”).
     The expected impact of the accelerated vesting of the Options will be, in part, to reduce non-cash stock-based compensation expense that would have been recorded in the Company’s income statement in future periods upon the adoption of SFAS 123R. In addition, out-of-the-money options may not be providing sufficient incentives to the option holders when compared to the potential future compensation expense that would have been attributable to the Options. Finally, accelerated vesting of the Options may have a positive effect on morale, retention and perception of option value. For all of the foregoing reasons, the Board believes that the decision to accelerate vesting of out-of-the-money options is in the best interest of the Company and its stockholders.
     The Options that are affected by the Board’s decision are those that have an exercise price greater than $11.91 (giving effect to the increased exercise price), which was the closing price of the Company’s common stock on November 9, 2005, the effective date of the acceleration. Options to purchase approximately 1.6 million shares of Company common stock, that would otherwise have vested from time to time over the next five years, became immediately exercisable as a result of the Board’s actions. Except for the increase in option exercise prices for certain options as described above, the number of shares and exercise prices of the Options subject to the acceleration are unchanged, and the remaining terms and conditions for each of the Options granted remain the same. Outstanding unvested options that are in-the-money following the increase in option exercise prices on January 1, 2006 will not be subject to acceleration and will continue to vest in accordance with their normal schedule.

     Assuming that no holders of stock options withhold their consent to the increase in option exercise prices and acceleration of vesting, the Company estimates that approximately $4.8 million of stock-based compensation expense for fiscal year 2006, and an aggregate of approximately $5.0 million in fiscal years after 2006, will be eliminated as a result of the acceleration of vesting, based on estimated fair value calculations using the Black-Scholes methodology. If any option holder withholds consent to the acceleration of vesting of his or her options, the Company would incur future expense associated with the Options over the remainder of the Options’ original vesting schedule and the current estimated expense elimination for the Company would be reduced. The Company currently accounts for its stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and accordingly amortizes the intrinsic value of any stock options issued at a discount over the vesting period of the options. The Company estimates that incremental stock-based compensation expense of approximately $2.4 million will be incurred in the fourth quarter of 2005 due to the acceleration of vesting on November 9, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

I-FLOW CORPORATION
Date: November 15, 2005	By:	/s/ James R. Talevich
James R. Talevich
Chief Financial Officer

5